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                                                                    Exhibit 14.1

                           CUBIST PHARMACEUTICALS, INC
                              AMENDED AND RESTATED
                           CODE OF CONDUCT AND ETHICS
                          EFFECTIVE SEPTEMBER 15, 2003

INTRODUCTION

     This Code of Conduct and Ethics (this "Code") covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of Cubist
Pharmaceuticals, Inc. (the "Company"). All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company's agents and representatives, including consultants.

     If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should seek advice from: (i) your Vice President, (ii) any director-level or higher employee in Human Resources, (iii) any director-level or higher employee in the Law Department.

     If you wish to report a violation or suspected violation of this Code, you can contact the Company's Corporate Responsibility Hotline, which is 781-860-8600. The head of Human Resources will promptly investigate such reports.

     If you wish to report ANONYMOUSLY a violation or suspected violation of this Code, including, but not limited to, those: (i) relating to accounting, internal accounting controls, or auditing matters or (ii) by one or more of the Company's Executive Officers, you can contact the Company's CONFIDENTIAL Corporate Responsibility Hotline, which is 617-241-1456. The Company's Internal Auditors will promptly investigate all reports to the Confidential Corporate Responsibility Hotline and, if after investigation, the Internal Auditors determine that further action is necessary, they will report their findings to the Audit Committee.

     A GOOD BASIS FOR DECIDING WHEN TO GET ADVICE IS TO ASK WHETHER THE CONDUCT MIGHT BE EMBARRASSING TO THE COMPANY OR THE EMPLOYEES INVOLVED IF THE DETAILS WERE FULLY DISCLOSED TO THE PUBLIC BY THE MEDIA.

     Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination.

1.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of the jurisdictions in which we operate. Although not all employees are expected to know the details of these

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laws, it is important to know enough to determine when to seek advice from: (i)
your Vice President, (ii) any director-level or higher employee in Human Resources, or (iii) any director-level or higher employee in the Law Department.

     The Company holds information and training sessions and has put in place various policies and standard operating procedures in order to promote compliance with laws, rules and regulations, including insider-trading laws. Each department head is responsible for ensuring that his/her employees attend all mandatory training sessions that are related to compliance with laws, rules and regulations.

2.   CONFLICTS OF INTEREST

     All employees are expected to make decisions in the best interest of the Company, and not for personal gain. Therefore, all employees are required to avoid "conflicts of interest."

     A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

     It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer, or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers, or competitors, except on our behalf.

     Conflicts of interest are prohibited as a matter of Company policy, except if approved by the Board of Directors on a case-by-case basis. Conflicts of interest may not always be clear-cut, so if you have a question, you should seek advice from: (i) your Vice President, (ii) any director-level or higher employee in Human Resources, or (iii) any director-level or higher employee in the Law Department. Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of: (i) his or her Vice President, (ii) any director-level or higher employee in Human Resources, or (iii) any director-level or higher employee in the Law Department.

3.   INSIDER TRADING

     Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not

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only unethical but also illegal. If you have any questions, please refer to your copy of the Company's Amended and Restated Policy on Insider Trading and Confidentiality, and then ask the Law Department.

4.   CORPORATE OPPORTUNITIES

     Employees, officers, and directors are prohibited from exploiting for their personal advantage opportunities that are discovered through the use of corporate property, information, or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers, and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.   COMPETITION AND FAIR DEALING

     We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors, and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

     Drug development is highly competitive, and it is the policy of the Company to compete aggressively, but fairly. A major part of this commitment to compete fairly is a commitment to abide fully by the antitrust laws. In general, these complex laws prohibit any form of agreement or understanding -- whether formal, informal, express, or implied -- that unreasonably reduces competition and business rivalry. Our commitment in this regard also prohibits any unfair or untrue disparagement of a Company competitor.

     Absent compelling circumstances, the company should select all vendors and contractors on the basis of written competitive bids.

     The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. Gifts or entertainment should not ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff,(5) does not violate any laws or regulations, and
(6) is offered in compliance with applicable SOPs. You can also refer to the "PhRMA Code" for additional guidance (copies of which are available from the Law Department). Please seek advice from: (i) your Vice President, (ii) any director-level or higher employee in Human Resources, or (iii)

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any director-level or higher employee in the Law Department, regarding any gifts or proposed gifts which you are not certain are appropriate.

     It is the policy of the Company to comply with health care "fraud and abuse" laws. This includes Federal and State anti-kickback laws that prohibit offering or giving kickbacks or other improper inducements to those who may be in a position to purchase or prescribe (or to arrange for or recommend the purchase or prescription of) our products. Any arrangements with healthcare customers (including but not limited to the provision of gifts, grants, and business courtesies) should be reviewed to ensure compliance with applicable laws, Company policies, and SOPs, which are available from the Law Department.

6.   DISCRIMINATION AND HARASSMENT

     The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any discrimination or harassment of any kind. Please refer to Cubist's "Anti-Harassment Policy" and "Policy Against Sexual Harassment in the Workplace" for additional information and guidance.

7.   HEALTH AND SAFETY

     The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

     The Company will not tolerate violence and threatening behavior. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company will not tolerate the use of illegal drugs in the workplace or on the Company's property. Please see the Company's Employee Handbook for further guidance.

8.   RECORD-KEEPING

     The Company follows the accepted accounting rules and controls set forth by the U.S. Securities and Exchange Commission and the Financial Accounting Standards Board. The Company requires honest and accurate recording and reporting of information in all circumstances, and without exception. The Company requires that its certified public accountants have access to any and all information necessary for them to conduct audits properly.

     Business expense accounts used by employees must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Controller. Rules and guidelines are available from the Controller.

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     All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation and approved in writing by the Chief Financial Officer.

     Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that could be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, threatened or known, please consult with a director-level or higher employee in the Law Department.

9.   CONFIDENTIALITY

     Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by a director-level or higher employee in the Law Department, or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

10.  PROTECTION AND PROPER USE OF COMPANY ASSETS

     All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

     The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties. Please see the Company's policies on IT usage and confidentiality (copies of which are located in Cubist's Employee Handbook) for further guidance.

11.  PAYMENTS TO GOVERNMENT PERSONNEL

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     The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make payments to government officials of any country.

     In addition, the U.S. government has a number of laws and regulations regarding business gratuities, which may be accepted by U.S. government personnel, including, but not limited to, employees of Medicare, Medicaid, and the Veterans Administration. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

     The Company does not contribute, directly or indirectly, to any political campaign or party. Employees may not use company expense accounts to pay for any personal political contributions or seek any other form of company reimbursement. In addition, employees should not use company facilities or company assets for the benefit of any party or candidate, including an employee individually running for office. Employees are not prohibited from contributing to properly established political action committees.

12.  MISREPRESENTATIONS AND FALSE STATEMENTS

     Employees must never make a deliberate misrepresentation concerning the Company or its business operations. No employee shall create, or assist another in creating, a false or misleading entry on the Company's books.

13.  RESPONDING TO GOVERNMENT REQUESTS

     Employees are expected to respond truthfully to Governmental inquiries. It is the Company's policy to cooperate with all reasonable requests from Governmental agencies concerning the Company's business operations.

14.  COMPLIANCE PROCEDURES

     We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it may be difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

     - MAKE SURE YOU HAVE ALL THE FACTS. In order to reach the right solutions, we must be as fully informed as possible.

     - ASK YOURSELF. WHAT SPECIFICALLY AM I BEING ASKED TO DO? DOES IT SEEM UNETHICAL OR IMPROPER? This will enable you to focus on the specific question you are faced

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          with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

     - CLARIFY YOUR RESPONSIBILITY AND ROLE. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

     - DISCUSS THE PROBLEM WITH YOUR SUPERVISOR. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help you solve problems.

     - SEEK HELP FROM COMPANY RESOURCES. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with any director-level or higher employee of Human Resources, any director-level or higher employee in the Law Department.

     - YOU MAY REPORT VIOLATIONS IN CONFIDENCE AND WITHOUT FEAR OF RETALIATION. You may report violations or suspected violations of this Code by calling the Company's Corporate Responsibility Hotline at 781-860-8600. All inquiries to the Corporate Responsibility Hotline will be handled confidentially to the extent reasonably possible. You may ANONYMOUSLY report violations or suspected violations of this Code, including, but not limited to, those: (i) relating to accounting, internal accounting controls, or auditing matters or (ii) by one or more of the Company's Executive Officers, by calling the Company's CONFIDENTIAL Corporate Responsibility Hotline at 617-241-1456. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

     - ALWAYS ASK FIRST, ACT LATER. If you are unsure of what to do in any situation, seek guidance before you act.

15.  HOW TO REPORT ANY ILLEGAL OR UNETHICAL BEHAVIOR

     Employees are encouraged to seek advice from: (i) their respective Vice President, (ii) any director-level or higher employee in Human Resources, or
(iii) any director-level or higher employee in the Law Department about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation.

     YOU SHOULD REVIEW SECTION 13 IF YOU BELIEVE YOU HAVE OBSERVED ILLEGAL OR UNETHICAL BEHAVIOR AND PROMPTLY REPORT SUCH BEHAVIOR TO: (i) YOUR VICE PRESIDENT, (ii) ANY DIRECTOR-LEVEL OR HIGHER EMPLOYEE IN HUMAN RESOURCES, OR
(iii) ANY DIRECTOR-LEVEL OR HIGHER EMPLOYEE IN THE LAW DEPARTMENT. YOU MAY ALSO REPORT SUCH BEHAVIOR TO THE COMPANY'S CORPORATE RESPONSIBILITY HOTLINE AT 781-860-8600. IF YOU WISH TO REPORT SUCH BEHAVIOR

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ANONYMOUSLY, YOU CAN CALL THE COMPANY'S CONFIDENTIAL CORPORATE RESPONSIBILITY
HOTLINE AT 617-241-1456. Employees are expected to cooperate in internal investigations of misconduct.

16.  NO RETALIATION

     The Company will not retaliate in any manner, including, but not limited to, discharging, demoting, suspending, threatening, harassing, or otherwise discriminating against an employee who reports in good faith violations or suspected violations of this Code, including, but not limited to, accounting fraud or securities law violations.

17.  WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

     Any waiver of this Code for employees may be made only by the Board of Directors. Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed as required by law or Nasdaq regulation.

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